As filed with the Securities and Exchange Commission on October 9, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	33-0898238
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
949 South Coast Drive, Suite 300
Costa Mesa, California 92626
(714) 438-2500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Curt A. Christianssen
Executive Vice President and Chief Financial Officer
Pacific Mercantile Bancorp
949 South Coast Drive, Suite 300
Costa Mesa, California 92626
(714) 438-2500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
J. Jay Herron, Esq.
Shelly A. Heyduk, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive
Newport Beach, California 92660
(949) 823-6900

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective until all of the shares registered hereunder are sold.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (no par value)	3,009,148	$6.92	$20,823,304.20	$2,096.91

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement covers such indeterminate number of additional shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, recapitalizations or similar transactions.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, using the average of the high and low prices of our common stock as reported on The NASDAQ Global Select Market on October 5, 2015.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 9, 2015
PROSPECTUS
3,009,148 Shares of Common Stock
Offered by Selling Shareholders
This prospectus relates to the offer and sale from time to time of up to 3,009,148 shares of our common stock, no par value, by the shareholders listed in this prospectus in the section entitled “Selling Shareholders.” These shares of common stock were issued to SBAV LP, an affiliate of Clinton Group, Inc. (“SBAV”), and Carpenter Community BancFund, L.P. and Carpenter Community BancFund A, L.P. (together, the “Carpenter Funds”) on September 30, 2015 in exchange for an aggregate of 112,000 shares of our Series B Convertible 8.4% Noncumulative Preferred Stock (the “Series B Preferred Stock”), an aggregate of 35,225 shares of our Series C 8.4% Noncumulative Preferred Stock (the “Series C Preferred Stock”) and stock purchase warrants to purchase up to an aggregate of 761,268 shares of our common stock (the “Warrants”) pursuant to that certain Exchange Agreement, dated as of August 28, 2015, entered into by and among us, SBAV and the Carpenter Funds (the “Exchange Agreement”).
We are registering the resale of the shares of common stock covered by this prospectus as required by the terms of a Registration Rights Agreement, dated August 28, 2015, which we entered into with SBAV and the Carpenter Funds in connection with the Exchange Agreement (the “Registration Rights Agreement”). The registration of the resale of the shares of our common stock covered by this prospectus does not necessarily mean that any of such shares will be offered or sold by the selling shareholders. We are not selling any shares of our common stock and we will not receive any of the proceeds from the sale of shares of our common stock under this prospectus.
After registration, the selling shareholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell their shares of common stock in the section entitled “Plan of Distribution.” We have agreed to bear the expenses in connection with the registration of the common stock offered by the selling shareholders. However, we will not be paying any underwriting or other discounts or commissions in any offering of the shares of common stock.
Our common stock is traded on The NASDAQ Global Select Market under the symbol “PMBC.” On October 9, 2015, the last reported sale price for our common stock was $7.05 per share.

Investing in our common stock is subject to numerous risks. Please read carefully the section entitled “ Risk Factors ” beginning on page 4 of this prospectus.

Our shares of common stock are not deposits, nor are they insured by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency and they may not be used as collateral for a loan from us or Pacific Mercantile Bank, our wholly owned banking subsidiary.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is    , 2015

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration or continuous offering process. Under the shelf registration process, the selling shareholders may, from time to time, offer and sell shares of our common stock pursuant to this prospectus. When a selling shareholder makes an offer of common stock pursuant to this prospectus, a prospectus supplement, if required, may also be distributed that will contain specific information about the terms of the offering. Any required prospectus supplement may also add, update or change information contained in this prospectus.
Before purchasing shares of our common stock, you should carefully read both this prospectus and any prospectus supplement, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you.
Neither we nor any selling shareholder has authorized anyone to give or provide you with any information different from the information that is contained or incorporated by reference in this prospectus or any accompanying prospectus supplement in connection with any offer made by this prospectus or by any accompanying prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or solicitation of an offer to buy any securities other than the common stock to which they relate. Neither we nor any selling shareholders are making offers to sell shares of our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

FORWARD-LOOKING INFORMATION

This prospectus, including the documents incorporated by reference herein, may contain or incorporate statements that are not historical facts or that discuss our expectations, beliefs or views regarding our future operations or future financial performance, or financial or other trends in our business or in the markets in which we operate, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “forecast,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The information contained in such forward-looking statements is based on current information available to us and on assumptions that we make about future economic and market conditions and other events over which we do not have control. In addition, our business and the markets in which we operate are subject to a number of risks and uncertainties. Such risks and uncertainties, and the occurrence of events in the future or changes in circumstances that had not been anticipated, could cause our financial condition or actual operating results in the future to differ materially from our expected financial condition or operating results that are set forth in the forward-looking statements contained in this prospectus, including the documents incorporated by reference herein, and could, therefore, also affect the price performance of our common stock.

In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is improving but still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2014, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement.

Due to the risks and uncertainties we face, readers are cautioned not to place undue reliance on the forward-looking statements contained in this prospectus, including the documents incorporated by reference herein, which speak only as of the date on which they were made, or to make predictions about future performance based solely on historical financial performance. Except as required by law, we assume no obligation to update forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because this is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents that we incorporate by reference into this prospectus, before making an investment decision.
Pacific Mercantile Bancorp
We are a bank holding company which, through our wholly owned subsidiary, Pacific Mercantile Bank (the “Bank”), is engaged in the commercial banking business in Southern California. PMBC is registered as a one bank holding company under the United States Bank Holding Company Act of 1956, as amended, and, as such, is regulated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Federal Reserve Bank of San Francisco (“FRBSF”) under delegated authority from the Federal Reserve Board. Substantially all of our operations are conducted and substantially all of our assets are owned by the Bank, which accounts for substantially all of our consolidated revenues, expenses, and income.
The Bank, which is headquartered in Orange County, California, provides a full range of banking services to small and medium-size businesses, professionals and the general public in Orange, Los Angeles, San Bernardino and San Diego counties in Southern California and is subject to competition from other banks and financial institutions and from financial services organizations conducting operations in those same markets. The Bank is chartered by the California Department of Business Oversight under the Division of Financial Institutions and is a member of the FRBSF. In addition, the deposit accounts of the Bank’s customers are insured by the FDIC up to the maximum amount allowed by law. PM Asset Resolution, Inc. (“PMAR”) is a wholly owned subsidiary of PMBC which exists for the purpose of purchasing certain non-performing loans and other real estate from the Bank and thereafter collecting on or disposing of those assets.
Our principal executive offices are located at 949 South Coast Drive, Suite 300, Costa Mesa, California 92626, and our telephone number is (714) 438-2500. We maintain a web site at www.pmbank.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC. PMBC, the Bank and PMAR are sometimes referred to, together, on a consolidated basis, in this prospectus as the “Company” or as “we”, “us” or “our”.

The Offering

Common stock to be offered by the selling shareholders	3,009,148 shares of common stock, without par value.

Selling shareholders
See “Selling Shareholders” for information about the selling shareholders that may offer and sell from time to time shares of our common stock covered by this prospectus. See also “Certain Relationships with SBAV and the Carpenter Funds.”

Use of proceeds	All of the proceeds from sales of common stock offered by this prospectus will be received by the selling shareholders and we will not receive any of those proceeds. See “Use of Proceeds.”

NASDAQ Global Select Market Symbol	PMBC

Risk Factors
Investing in our common stock involves risks. You should carefully read the information set forth under “Risk Factors” beginning on page 4 of this prospectus, together with all of the other information that is either included in or incorporated by reference into this prospectus, before deciding to invest in our common stock.

RISK FACTORS
Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the risks described below that are specific to our common stock as well as those that could affect us and our business that are set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q as well as any risk factors set forth in our other filings with the SEC that that are incorporated by reference in this prospectus or any prospectus supplement. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

The price of our common stock may be volatile or may decline, which may make it more difficult to realize a profit on your investment in our shares of common stock.

The trading prices of our common stock may fluctuate widely as a result of a number of factors, many of which are outside our control. Among the factors that could affect our stock price are:

•	quarterly fluctuations in our operating results or financial condition;

•	failure to meet analysts’ revenue or earnings estimates;

•	the restrictions, described below, on our ability to pay cash dividends on our common stock;

•	the imposition of additional regulatory restrictions on our business and operations or an inability to meet regulatory requirements;

•	an inability to successfully implement our growth strategy;

•	strategic actions by us or our competitors, such as acquisitions or restructurings;

•	fluctuations in the stock prices and operating results of our competitors;

•	general market conditions and, in particular, developments related to market conditions for the financial services industry stocks;

•	proposed or newly adopted legislative or regulatory changes or developments aimed at the financial services industry;

•	any future proceedings or litigation that may involve or affect us; and

•	continuing concerns and a lack of confidence among investors that economic and market conditions will improve.
An investment in our common stock is not an insured deposit and is not guaranteed by the FDIC, so you could lose some or all of your investment.
An investment in our common stock is not a bank deposit and is not insured against loss or guaranteed by the FDIC, any other deposit insurance fund or by any other public or private entity. An investment in our common stock is inherently risky for the reasons described in this prospectus and the documents incorporated by reference herein. As a result, if you acquire our common stock, you could lose some or all of your investment.
As a bank holding company that conducts substantially all of our operations through our subsidiary, the Bank, our ability to pay dividends, repurchase shares of our common stock or to repay our indebtedness depends upon liquid assets held by the holding company and the results of operations of our subsidiaries.
We are a separate and distinct legal entity from our subsidiaries and we receive substantially all of our revenue from dividends paid from the Bank. There are legal limitations on the extent to which the Bank may extend credit, pay dividends or otherwise supply funds to, or engage in transactions with, us. Our inability to receive dividends from the Bank could adversely affect our business, financial condition, results of operations and prospects.
Various statutory provisions restrict the amount of dividends the Bank can pay to us without regulatory approval. The Bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet the “adequately capitalized” level in accordance with regulatory capital requirements. It is also possible that, depending upon the financial condition of the Bank and other factors, regulatory authorities could conclude that payment of dividends or other payments, including payments to us, is an unsafe or unsound practice and impose restrictions on or prohibit such payments. The Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve Board’s view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition.

The Carpenter Funds and SBAV own a significant percentage of our voting shares and are able to exercise significant influence over our business and have the power to block transactions that could benefit our other shareholders.
As of September 30, 2015, following the exchange of our outstanding Series B Preferred Stock, Series C Preferred Stock and Warrants for shares of our common stock pursuant to the Exchange Agreement, the Carpenter Funds beneficially own a total of approximately 32.5% of our outstanding shares of common stock and together constitute our largest shareholder and SBAV beneficially owns a total of approximately 8.8% of our outstanding shares of common stock. Further, pursuant to the terms of the Exchange Agreement and preexisting investor rights agreements, three individuals designated by the Carpenter Funds and one individual designated by SBAV have been appointed to serve on the respective Boards of Directors of both the Company and the Bank. As a result, the Carpenter Funds, individually and together with SBAV, have the ability to significantly influence the outcome of matters requiring approval of our Board of Directors and matters requiring the approval of our shareholders, including the approval of mergers and acquisitions or changes in corporate control, which, among other things, could discourage potential acquirers from attempting to acquire the Company, thereby impeding or preventing the consummation of acquisition or change of control transactions in which our shareholders might otherwise receive a premium for their shares.
If we sell additional shares of our common stock in the future, our shareholders could suffer significant dilution in their share ownership and voting power.
Subject to market conditions and other factors, we may determine from time to time to issue additional shares of our common stock or pursue other equity financings to meet capital requirements or support the growth of our business. We have issued, and may continue to issue, stock options or other stock grants under our equity incentive plan. It is probable that options will be exercised during their respective terms if the stock price exceeds the exercise price of the particular option. If the options are exercised, share ownership will be diluted.
Further issuance of any of shares of our common stock and/or preferred stock would dilute the ownership interests of any holders of our common stock at the time of such issuance.
Certain banking laws and provisions of our articles of incorporation could discourage a third party from making a takeover offer that may be beneficial to our shareholders.
Provisions of federal banking laws, including regulatory approval requirements, could make it difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our shareholders. Acquisition of 10% or more of any class of voting stock of a bank holding company or depository institution, including shares of our common stock, generally creates a rebuttable presumption that the acquirer “controls” the bank holding company or depository institution. Also, a bank holding company must obtain the prior approval of the Federal Reserve Board before, among other things, acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, including us.
Additionally, our Board of Directors has the power, under our articles of incorporation, to create and authorize the sale of one or more new series of preferred stock without having to obtain shareholder approval for such action. As a result, the Board could authorize the issuance of and issue shares of a new series of preferred stock to implement a shareholders rights plan (often referred to as a “poison pill”) or could sell and issue preferred shares with special voting rights or conversion rights that could deter or delay attempts by our shareholders to remove or replace management, and attempts of third parties to engage in proxy contests and effectuate changes in control of us.

USE OF PROCEEDS
All proceeds from any sales of the shares of our common stock covered by this prospectus will go to the selling shareholders who offer and sell such shares. Therefore, we will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders. We will bear the expenses associated with this registration in accordance with the Registration Rights Agreement, including filing and printing fees, accounting fees and expenses and fees and expenses of our legal counsel. However, the selling shareholders will bear any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to their sale of shares of our common stock.

CERTAIN RELATIONSHIPS WITH SBAV AND THE CARPENTER FUNDS

Capital Stock Transactions

Exchange Transaction

On August 28, 2015, we entered into the Exchange Agreement with SBAV and the Carpenter Funds pursuant to which, on September 30, 2015, SBAV and the Carpenter Funds exchanged an aggregate of 112,000 shares of Series B Preferred Stock, 35,225 shares of Series C Preferred Stock and Warrants to purchase 761,278 shares of our common stock that they collectively held for an aggregate of 3,009,148 shares of our common stock (the “Exchange Transaction”). Pursuant to the Exchange Agreement, we agreed to extend certain board representation rights described under the caption “Board Representation Rights” below. The terms of the Exchange Transaction were approved by a special committee of our Board of Directors comprised solely of disinterested directors; that is, directors who had no affiliation with SBAV or the Carpenter Funds and no financial interest in the transaction with SBAV or the Carpenter Funds. The shares of Series B Preferred Stock, Series C Preferred Stock and Warrants exchanged by SBAV and the Carpenter Funds pursuant to the Exchange Agreement comprised all of our outstanding shares of preferred stock and warrants to purchase shares of our common stock. Such shares of Series B Preferred Stock, Series C Preferred Stock and Warrants were previously issued to SBAV and the Carpenter Funds in the following transactions:

•
Series B Preferred Stock. On August 26, 2011, pursuant to the terms of a Stock Purchase Agreement entered into by and among the Company, the Carpenter Funds and SBAV, the Company sold 75,000 shares of Series B Preferred Stock to SBAV and a total of 37,000 shares of Series B Preferred Stock to the Carpenter Funds for an aggregate purchase price of $11.2 million, or $100.00 per share, in cash. The shares of Series B Stock, when outstanding, were entitled to vote, on an as-converted basis, together with the holders of our common stock on all matters on which the holders of our common stock were entitled to vote. In addition, the shares of Series B Preferred Stock were convertible, at the option of the holders, at any time and from time to time, into shares of our common stock at a price of $5.32 per share. At the time of the Exchange Agreement, no conversion rights had been exercised by SBAV or the Carpenter Funds. Shares of the Series B Preferred Stock were also redeemable by the Company on or after August 26, 2018 or earlier if, after August 26, 2013 and subject to certain conditions, the volume weighted average of the closing prices of our common stock for any twenty consecutive trading days was at least 140% of the conversion price of the shares of Series B Preferred Stock ($7.45). The price payable by the Company on redemption of any shares of Series B Preferred Stock was $100 per share in cash plus an amount in cash equal to all accrued but unpaid dividends. At the time of the Exchange Agreement, the shares of Series B Preferred Stock were not redeemable by the Company.

•
Series C Preferred Stock. If, due to legal or regulatory restrictions, we were unable to pay cash dividends on the outstanding shares of Series B Preferred Stock for two semi-annual dividend periods, we were required to pay such dividends in shares of Series C Preferred Stock. Shares of the Series C Preferred Stock accrued dividends on the same basis as shares of the Series B Preferred Stock. Due to legal or regulatory restrictions, we were unable to pay cash dividends on the outstanding shares of Series B Preferred Stock and Series C Preferred Stock. As a result, as of the date of the Exchange Agreement, we previously issued a total of 23,597 shares of Series C Preferred Stock to SBAV and a total of 11,628 shares of Series C Preferred Stock to the Carpenter Funds in satisfaction of the cash dividend payments on the Series B Preferred Stock and the Series C Preferred Stock. The shares of Series C Preferred Stock, when outstanding, did not have voting rights other than limited class voting rights in specified circumstances. In addition, the shares of Series C Preferred Stock were not convertible except in connection with a “widely dispersed offering” (as such term is defined in the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of the Series C Preferred Stock). Shares of the Series C Preferred Stock were redeemable by the Company on the same terms as shares of the Series B Preferred Stock. At the time of the Exchange Agreement, the shares of Series C Preferred Stock were not redeemable by the Company.

•
Warrants to Purchase Common Stock. On or about April 20, 2012, we sold Warrants to the Carpenter Funds and SBAV to purchase up to 408,834 shares and 352,444 shares, respectively, of our common stock for an aggregate purchase price of $51,105 and $44,055, respectively. The Warrants were exercisable, subject to certain conditions that had not been satisfied, at a price of $6.26 per share. The Warrants were scheduled to expire on April 23, 2016.

Issuances of Common Stock to the Carpenter Funds
On April 20, 2012, we sold to the Carpenter Funds 4,201,278 shares of our common stock, at a price of $6.26 per share in cash, pursuant to an Amended and Restated Common Stock Purchase Agreement, dated February 28, 2012, entered into by and among us and the Carpenter Funds. On March 30, 2013, we sold to the Carpenter Funds an additional 2,222,222 shares of our common stock, at a price of $6.75 per share in cash, pursuant to a Common Stock Purchase Agreement, dated February 27, 2013, entered into by and among us and the Carpenter Funds. The terms of the sales of those shares, including the purchase price, were approved by a special committee of our Board of Directors comprised solely of disinterested directors; that is, directors who had no affiliation with the Carpenter Funds and no financial interest in the sale of the shares to the Carpenter Funds.
Investor Rights Agreements
On August 26, 2011, in connection with the purchase of shares of Series B Preferred Stock by the Carpenter Funds and SBAV, we entered into an investor rights agreement with each of SBAV (the “SBAV Investor Rights Agreement”) and the Carpenter Funds. On February 28, 2012, in connection with Carpenter Funds’ agreement to purchase shares of our common stock, we entered into an amended and restated investors rights agreement with the Carpenter Funds (the “Amended Carpenter Investor Rights Agreement” and, together with the SBAV Investor Rights Agreement, the “Investor Rights Agreements”). The Investor Rights Agreements granted to SBAV and the Carpenter Funds the right to purchase (subject to certain exceptions) a pro-rata portion of any additional equity securities that we sold during a three year period in order to enable the selling shareholders to maintain their respective percentage ownership interests in us and the Bank. The SBAV Investor Rights Agreement expired on August 26, 2015 and the Amended Carpenter Investor Rights Agreement will expire on February 28, 2016.
Board Representation Rights
Pursuant to the Investor Rights Agreements, SBAV was also entitled to designate one individual (the “SBAV Representative”) and the Carpenter Funds are entitled to designate three individuals (the “Carpenter Funds’ Representatives”), each of whom is acceptable to the Company, to be appointed as members of the Boards of Directors of the Company and the Bank. In connection with the Exchange Agreement, we agreed to extend these board representation rights. Pursuant to the Exchange Agreement, the obligation of the Company’s Board of Directors to nominate the SBAV Representative and the Carpenter Funds’ Representatives for election to the Board of Directors at each annual meeting of shareholders of the Company will end when and if the aggregate ownership of SBAV or the Carpenter Funds, as applicable, falls below specified levels as set forth in the Exchange Agreement. As of the date hereof, Daniel A. Strauss, a current member of the Boards of Directors of the Company and the Bank, is the SBAV Representative, and Edward J. Carpenter, John D. Flemming and Michael P. Hoopis, current members of the Boards of Directors of the Company and the Bank, are the Carpenter Funds’ Representatives.
Registration Rights Agreements
On August 28, 2015, concurrent with entering into the Exchange Agreement, we also entered into the Registration Rights Agreement with SBAV and the Carpenter Funds. The Registration Rights Agreement required us, at our sole expense, to file, within 30 days after the closing of the Exchange Transaction, this Registration Statement on Form S-3 with the SEC to register for resale, under the Securities Act, the 3,009,148 shares of common stock received in exchange for the Series B Preferred Stock, Series C Preferred Stock and Warrants, and (ii) to use our commercially reasonable efforts to have this Registration Statement declared effective by the SEC within 90 days of the filing date.
We have also previously entered into other registration rights agreements with SBAV and the Carpenter Funds to register for possible resale (i) the shares of common stock into which the Series B Preferred Stock was convertible, (ii) the shares issuable upon exercise of the Warrants by SBAV and the Carpenter Funds, and (iii) the additional shares of common stock issued to the Carpenter Funds. These registration statements were previously filed with and declared effective by the SEC in accordance with the requirements of the respective registration rights agreements, and such registration statements remain effective.
Reimbursement Agreements
On March 8, 2013, the Bank entered into a Reimbursement Agreement with CGB Asset Management, Inc. (“CGBAM”), a wholly owned subsidiary of Carpenter Community BancFund, L.P. (the “2013 Reimbursement Agreement”). The 2013 Reimbursement Agreement provided, generally, that the Bank had need of various services, that CGBAM had the ability to deliver those services, and included a description of the terms and conditions under which the Bank would reimburse CGBAM for delivering those services.
Pursuant to a letter agreement dated March 8, 2013 by and between CGBAM and the Bank, the parties agreed, pursuant to the terms of the 2013 Reimbursement Agreement, that Robert E. Sjogren would be deployed on a full time basis by CGBAM to the Bank in the role of interim General Counsel of the Bank and the Company. Payments by the Bank to CGBAM during the period from March through October 2013 totaled $113,223, representing CGBAM’s cost during the same period for Mr. Sjogren’s salary, benefits and associated expenses in connection with his services to the Company and the Bank. Payments under the 2013 Reimbursement Agreement by the Bank to CGBAM in relation to Mr. Sjogren terminated effective November 1, 2013 with his appointment as Executive Vice President and General Counsel of the Company and the Bank.
Pursuant to a letter agreement dated October 31, 2013 by and between CGBAM and the Bank, the parties agreed, pursuant to the terms of the 2013 Reimbursement Agreement, that Curt Christianssen would be deployed as interim Chief Financial Officer of the Company and the Bank. Payments by the Bank to CGBAM, under the 2013 Reimbursement Agreement, during the period from November 2013 through December 2014 totaled $308,882, representing CGBAM’s pro rata cost during the same period for Mr. Christianssen’s salary, benefits and associated expenses in connection with his services to the Company and the Bank, and to reimburse CGBAM for Mr. Christianssen’s reasonable expenses incurred in connection with his services to the Company and the Bank. Payments by the Bank pursuant to the 2013 Reimbursement Agreement terminated effective January 1, 2015 in connection with Mr. Christianssen’s appointment as Executive Vice President and Chief Financial Officer of the Company and the Bank.
On September 24, 2015, the Bank entered into a Reimbursement Agreement with CCFW, Inc. (the “2015 Reimbursement Agreement”). The 2015 Reimbursement Agreement provided that, generally, effective January 1, 2015, CCFW and various affiliates of Carpenter & Company had need of various services, the Bank had the ability to deliver those services, and included a description of the terms and conditions under which CCFW would reimburse the Bank for delivering those services.
Pursuant to a letter agreement dated September 24, 2015 and effective January 1, 2015, by and between CCFW and the Bank, the parties agreed, pursuant to the terms of the 2015 Reimbursement Agreement, that Mr. Christianssen would be deployed to serve as Chief Financial Officer of CCFW and other Carpenter affiliate organizations. Payments by CCFW to the Bank, under the 2015 Reimbursement Agreement, during the period from January 2015 through August 2015 totaled $56,830, representing the Bank’s pro rata cost during the same period for Mr. Christianssen’s salary, benefits and associated expenses in connection with his services to CCFW, and to reimburse the Bank for Mr. Christianssen’s reasonable expenses incurred in connection with his services to CCFW.

SELLING SHAREHOLDERS
The selling shareholders identified in the table below may offer for sale from time to time in the future up to an aggregate of 3,009,148 shares of our common stock that were issued in exchange for shares of our Series B Preferred Stock, Series C Preferred Stock and Warrants pursuant to the Exchange Agreement. See “Certain Relationships with SBAV and the Carpenter Funds” for additional information.
The following table sets forth: (1) the name of each selling shareholder (and/or the beneficial owners) for whom we are registering the resale of shares of our common stock; (2) the number of shares of our common stock beneficially owned by each such selling shareholder as of the date of this prospectus; and (3) the number of shares of our common stock that will be beneficially owned by each such selling shareholder assuming all of the shares offered hereby are sold by the selling shareholders. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock.
The table below is prepared based on information supplied to us by the selling shareholders and reflects their beneficial ownership of our common stock as of October 9, 2015. As used in this prospectus, the term “selling shareholders” includes the selling shareholders listed below and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus form a selling shareholder as a gift, pledge or other non-sale related transfer.
Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Except as otherwise indicated below, the persons or entities listed in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. —

Name of Selling Shareholder	Common Stock Beneficially Owned Prior to the Offering		Number of Shares of Common Stock That May Be Sold Hereby (2)	Common Stock Beneficially Owned After This Offering (3)
	#	% (1)		#	% (1)
Carpenter Community BancFund, L.P.(4)	252,144	1.1%	33,745	218,399 (5)	1.0%
Carpenter Community BancFund -A, L.P.(6)	7,165,449	31.4%	960,348	6,205,101 (5)	27.2%
SBAV LP(7)	2,015,055 (8)	8.8%	2,015,055	— (7)	—

(1)	Percentage of common stock beneficially owned is based on 22,811,075 shares of our common stock outstanding as of September 30, 2015.

(2)
Represents the shares of common stock that were issued to the selling shareholders pursuant to the Exchange Agreement in exchange for shares of our Series B Preferred Stock, Series C Preferred Stock and Warrants.

(3)	Assumes all shares offered hereby are sold by the selling shareholders.

(4)
Carpenter Fund Manager GP, LLC (“Carpenter Fund Manager GP”) is the sole general partner of Carpenter Community BancFund, L.P. We have been informed by Carpenter Fund Manager GP of the following: (i) it has the power to vote or direct the voting, and to dispose or direct the disposition of all of our securities that are beneficially owned by Carpenter Community BancFund, L.P.; and (ii) Edward J. Carpenter, John D. Flemming, Howard N. Gould, Arthur A. Hidalgo and James B. Jones, in their capacities as the managing members of Carpenter Fund Manager GP, share that voting and dispositive power with Carpenter Fund Manager GP. We also have been informed by Carpenter Fund Manager GP that it and Messrs. Carpenter, Flemming, Gould, Hidalgo and Jones disclaim beneficial ownership of any and all such securities in excess of their respective pecuniary interests therein. The address of the Carpenter Funds and each of the other persons listed in this footnote is 5 Park Plaza, Suite 950, Irvine, California 92614.

(5)
Represents shares of our common stock that we sold to the Carpenter Funds on April 20, 2012 and March 30, 2013, which shares are covered by a previously filed registration statement. See “Certain Relationships with SBAV and the Carpenter Funds.”

(6)
Carpenter Fund Manager GP also is the sole general partner of Carpenter Community BancFund -A, L.P. Carpenter Fund Manager GP has informed us of the following: (i) it has the sole power to vote or direct the voting, and to dispose or direct the disposition of all of our securities beneficially owned by Carpenter Community BancFund -A, L.P. and (ii) Edward J. Carpenter, John D. Flemming, Howard N. Gould, Arthur A. Hidalgo and James B. Jones, in their capacities as the managing members of Carpenter Fund Manager GP, share such voting and dispositive power with Carpenter Fund Manager GP. We also have been informed by Carpenter Fund Manager GP that it and Messrs. Carpenter, Flemming, Gould, Hidalgo and Jones disclaim beneficial ownership of any and all such securities in excess of their respective pecuniary interests therein. The address of the Carpenter Funds and each of the other persons listed in this footnote is 5 Park Plaza, Suite 950, Irvine, California 92614.

(7)
SBAV has informed us of the following: (i) SBAV GP LLC (“SBAV GP”), as the general partner of SBAV, and Clinton Group, Inc., a Delaware corporation (“CGI”), as the investment manager of SBAV, may be deemed to beneficially own securities directly held by SBAV; and (ii) George Hall, as the sole managing member of SBAV GP and chief executive officer of CGI may also be deemed to beneficially own securities directly held by SBAV. Each of SBAV GP, CGI and Mr. Hall disclaim beneficial ownership of any and all such securities directly held by SBAV, except to the extent of their actual pecuniary interest therein. Mr. Daniel Strauss, an employee of CGI, serves as a member of the board of directors of the Company. The address of SBAV and Mr. Hall is 601 Lexington Ave., 51st Floor, New York, New York 10022.

(8)
Does not include 63,462 shares of our common stock, which are held by a mutual fund portfolio (“WKCAX”). By virtue of a sub-advisory agreement governing WKCAX, CGI may be deemed to beneficially own securities directly held by WKCAX. George Hall, as the chief executive officer of CGI, is deemed to be an indirect beneficial owner of such securities by virtue of his direct and indirect control of CGI. Each of CGI and Mr. Hall disclaim beneficial ownership of the 63,462 shares of common stock directly held by WKCAX, except to the extent of their actual pecuniary interest therein.

Carpenter Community BancFund, L.P. and Carpenter Community BancFund -A, L.P. are affiliates of a registered securities broker-dealer. The Carpenter Funds have represented to us that those of our securities which they own were purchased in the ordinary course of their respective businesses, and at the time of purchase, neither of the Carpenter Funds had any agreements or understandings, directly or indirectly, with any person to distribute those securities.

DESCRIPTION OF CAPITAL STOCK
General
This section summarizes rights of our capital stock, certain provisions of our articles of incorporation, as amended, which we refer to as our articles of incorporation, and our bylaws and certain provisions of applicable law. The following description is only a summary and does not purport to be complete and is qualified by reference to our articles of incorporation, our bylaws and any certificates of determination for our preferred stock, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”
Authorized Capitalization
Our authorized capital stock consists of:

•	85,000,000 shares of common stock, no par value per share; and

•	2,000,000 shares of preferred stock, no par value per share, including:

◦	190,000 shares of Series B-1 Convertible 8.4% Noncumulative Preferred Stock;

◦	110,000 shares of Series B-2 Convertible 8.4% Noncumulative Preferred Stock; and

◦	300,000 shares of Series C 8.4% Noncumulative Preferred Stock.
As of September 30, 2015, there were issued and outstanding 22,811,075 shares of our common stock and no shares of our preferred stock, Series B-1 Convertible 8.4% Noncumulative Preferred Stock, Series B-2 Convertible 8.4% Noncumulative Preferred Stock or Series C 8.4% Noncumulative Preferred Stock. The shares of Series B Preferred Stock, Series C Preferred Stock and Warrants exchanged by SBAV and the Carpenter Funds pursuant to the Exchange Agreement comprised all of our outstanding shares of preferred stock and warrants to purchase shares of the Company’s common stock, and all such shares have ceased to be outstanding. See “Certain Relationships with SBAV and the Carpenter Funds.”
Common Stock
Voting Rights
Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders, provided that shareholders may cumulate votes in the election of our directors (that is, to give any candidate, or any number of candidates, standing for election a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled). The candidates who receive the highest number of votes will be elected as directors.
Dividends
Subject to the preference in dividend rights of any series of preferred stock which we may issue in the future, the holders of common stock are entitled to receive such cash dividends, if any, as may be declared by our Board of Directors out of legally available funds. However, our ability to pay dividends also will depend on the extent to which our capital exceeds minimum capital requirements under applicable laws and regulations. Further, because dividends from the Bank represent the principal source of funds available to us to pay cash dividends to our shareholders, government regulations, including the laws of the State of California, as they pertain to the payment of cash dividends by California state chartered banks, also affect our ability to pay cash dividends to our shareholders. See “Risk Factors-As a bank holding company that conducts substantially all of our operations through our subsidiary, the Bank, our ability to pay dividends, repurchase shares of our common stock or to repay our indebtedness depends upon liquid assets held by the holding company and the results of operations of our subsidiaries.”
Liquidation, Dissolution and Winding Up
Upon liquidation, dissolution or winding up, after payment of all debts and liabilities, including funds of depositors, and after payment of the liquidation preferences of any shares of preferred stock then outstanding, the holders of the common stock will be entitled to all assets that are legally available for distribution.
Fully Paid and Non-Assessable
All of our outstanding shares of common stock, including the shares of common stock to be offered hereby, are fully paid and non-assessable.
Preferred Stock
Our Board of Directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, terms of redemption, redemption prices, liquidation preference and the number of shares constituting any series or the designation of such series. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. There are currently no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
Anti-Takeover Provisions of California Law and our Articles of Incorporation and Bylaw Provisions
Set forth below is a summary of the relevant provisions of our articles of incorporation and bylaws and certain applicable sections of the Corporations Code of California. For additional information we refer you to the provisions of our articles of incorporation, our bylaws and such sections of the Corporations Code of California.
Blank Check Preferred Stock
The authorization of undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock, including rights to acquire preferred stock in connection with implementing a shareholder rights plan, with voting or other rights or preferences that could impede the success of any attempt to change our control. For example, although it presently has no plans to do so, the Board of Directors, without shareholder approval, may issue preferred stock with voting or conversion rights which could adversely affect the voting power of the holders of our common stock. This provision may be deemed to have a potential anti-takeover effect, because the issuance of such preferred stock may delay or prevent a change of control of the Company. Furthermore, shares of preferred stock, if any are issued, may have other rights, including economic rights, senior to our common stock, and, as a result, the issuance thereof could depress the market prices of the common stock.
Advance Notice Requirements for Shareholder Proposals and Director Nominees
Our bylaws provide that shareholders seeking to make nominations of candidates for election as directors, or to bring other business before an annual or special meeting of the shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the Secretary at our principal executive offices not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary date of the immediately preceding annual meeting of shareholders. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting, or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Our bylaws also specify certain requirements as to the form and content of a shareholder’s notice. These provisions may restrict the ability of our shareholders to bring business before our annual meeting of shareholders or to make nominations for directors at our annual meeting or any special meeting of shareholders.
Section 1203 of the Corporations Code of California
Section 1203 of the Corporations Code of California includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing in control or management of our company. First, if an “interested person” makes an offer to purchase the shares of some or all of our shareholders, we must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls our company, if the person is directly or indirectly controlled by one of our officers or directors, or if the person is an entity in which one of our officers or directors holds a material financial interest. If after receiving an offer from such an "interested person" we receive a subsequent offer from a neutral third party, then we must notify our shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.
Section 1203 and other provisions of California law could make it more difficult for a third party to acquire a majority of our outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which our shareholders could receive a premium for their shares, or effect a proxy contest for control of our company or other changes in our management.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Investor Services.
Exchange Listing
Our common stock is listed on the NASDAQ Global Select Market under the symbol “PMBC.”

PLAN OF DISTRIBUTION
The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling shareholders listed in the preceding section, or their donees, transferees, beneficiaries, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. All or a portion of the common stock offered by this prospectus may be offered for sale from time to time on The NASDAQ Global Select Market or on any other stock exchange, market, including the over-the-counter market, or trading facility on which the shares are traded, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices and terms then obtainable, or at fixed prices, which may be changed. These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
The distribution of these securities may be effectuated in one or more transactions using any one or more of the following methods:

•	ordinary brokerage transactions;

•	privately negotiated transactions,

•	sales to one or more dealers for resale of such securities as principals;

•	transactions involving block trades;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	any combination of the foregoing; or

•	any other method permitted by applicable law.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. We will file a supplement to this prospectus, if required, upon being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares of the common stock through a block trade, offering or a purchase by a broker or dealer. The applicable prospectus supplement will set forth the specific terms of the offering of common stock, including:

•	the number of shares of common stock offered;

•	the prices of such shares of common stock;

•	the proceeds to the selling shareholders from the sale of such common stock;

•	the names of the underwriters or agents, if any;

•	any underwriting discounts, agency fees or other compensation to underwriters or agents; and

•	any discounts or concession allowed to or paid to dealers.
In effectuating sales of common stock, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of usual and customary or specifically negotiated commissions, discounts, concessions or fees from the selling shareholders. Broker-dealers or agents also may receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale.
In connection with the sale of the common stock or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of the common stock short and deliver these securities to close out its short positions or to return borrowed shares in connection with such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which would require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling shareholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.
The selling shareholders and any broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with sales of the shares offered pursuant to this prospectus. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities

Act. If the selling shareholders are deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders may be subject to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the selling shareholders are deemed to be “underwriters,” the selling shareholders will also be subject to the prospectus delivery requirements of the Securities Act.
Under current applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of such distribution. In addition, each selling shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of any sale of the shares being offered pursuant to this prospectus.
We will bear all costs, expenses and fees in connection with the registration of the resale of the shares covered by this prospectus, other than brokerage fees, commissions and any applicable transfer taxes, which will be paid by the selling shareholders. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed, in the Registration Rights Agreement, to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act, and the selling shareholders may be entitled to contribution. We may be indemnified by the selling shareholders against certain losses, claims, damages and liabilities that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus and the registration statement of which this prospectus forms a part, or we may be entitled to contribution.
To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the common stock offered hereby. The selling shareholders are not obligated to, and there is no assurance that the selling shareholders will, sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part. The selling shareholders might instead transfer, devise or gift any such shares by other means not described in this prospectus, including pursuant to one or more transactions exempt from registration under the Securities Act, if available. In addition, any such shares covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.
We may suspend the use of this prospectus for any period and at any time, including, without limitation, in the event of pending corporate developments, public filings with the SEC, and similar events.

LEGAL MATTERS
The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP.
EXPERTS
The consolidated financial statements as of and for the year ended December 31, 2014 incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of McGladrey LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements as of December 31, 2013 and for the years ended December 31, 2013 and December 31, 2012 incorporated into this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Squar Milner LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.
We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed with the SEC on March 13, 2015);

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 15, 2015);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015 (filed with the SEC on May 8, 2015 and August 7, 2015, respectively);

•
our Current Reports on Form 8-K filed with the SEC on January 23, 2015 (with respect to Item 5.02 and the corresponding Exhibit 10.97 only), February 20, 2015 (with respect to Item 5.02 only), May 21, 2015, July 28, 2015, August 31, 2015 (with respect to Item 1.01 and the corresponding Exhibits 10.1 and 10.2 and Item 3.02 only) and October 9, 2015; and

•
the description of our common stock contained in our registration statement on Form 8-A, filed under the Exchange Act on June 9, 2000, including any amendment or report hereafter filed for the purpose of updating such description, including our Current Report on Form 8-K dated August 16, 2011.

We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the completion of the offerings under this prospectus and any prospectus supplement. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.
We will provide to each person, including any beneficial owner, to whom a prospectus (or notice of registration in lieu thereof) is delivered, a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:
Pacific Mercantile Bancorp
Attn: Corporate Secretary
949 South Coast Drive, Suite 300
Costa Mesa, California 92626
Telephone: (714) 438-2500

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement, or to documents incorporated by reference into this prospectus, for copies of the actual contract, agreement or other document.
We file electronically with the SEC our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. You also may request copies of such documents by contacting the Company’s Corporate Secretary at (714) 438-2500. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Pacific Mercantile Bancorp. The SEC’s Internet site can be found at http://www.sec.gov.

3,009,148 Shares of Common Stock
Offered by Selling Shareholders
, 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the common stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$2,096.91
Legal fees and expenses	$133,500.00
Accounting fees and expenses	$38,500.00
Miscellaneous	$151,000.00
Total	$325,096.91
Item 15. Indemnification of Directors and Officers
Section 317 of the California Corporations Code (the “California Code”) authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.
Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).
Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.
Our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles of incorporation further authorizes us to provide indemnification to our officers and directors to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Code. Our bylaws also provide for similar indemnification of our officers and directors to the maximum extent permitted by California law.
In January 2000, the shareholders of the Bank, which was the predecessor of the Company, approved indemnification agreements entered into by the Bank with its directors and executive officers and authorized the Company to enter into similar agreements with its directors and officers. These agreements require the Company and the Bank, among other things, (i) to indemnify their respective directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company or the Bank, or in the case of a shareholder derivative action, opposed to the best interests of the Company and its shareholders), (ii) to advance the expenses such directors or officers may incur as a result of or in connection with the defense of any proceeding brought against them as to which they could be indemnified, subject to an undertaking by the indemnified party to repay such advances if it is ultimately determined that he or she is not entitled to indemnification, and (iii) to obtain officers’ & directors’ liability insurance if available on reasonable terms.
We also have obtained directors’ and officers’ liability insurance for our directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling our Company as described above, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We believe that our articles of incorporation and the indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Pursuant to the Registration Rights Agreement, we have agreed to indemnify the selling shareholders against certain losses, claims, damages, liabilities and expenses in connection with the registration of our common stock, including liabilities under the Securities Act, and the selling shareholders may be entitled to contribution.
The foregoing summaries are necessarily subject to the complete text of the California Code, our articles of incorporation, our amended and restated bylaws and the indemnification agreements referred to above and are qualified in their entirety by reference thereto.
Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description
3.1	Articles of Incorporation of Pacific Mercantile Bancorp (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 28, 2000.)

3.2
Certificate of Amendment of Articles of Incorporation of Pacific Mercantile Bancorp (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001.)

3.3	Certificate of Amendment of Articles of Incorporation of Pacific Mercantile Bancorp (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 1, 2012.)

3.4	Pacific Mercantile Bancorp Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2014.)

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 28, 2000.)

5.1	Opinion of O’Melveny & Myers LLP

23.1	Consent of McGladrey LLP

23.2	Consent of Squar Milner LLP

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages)
Item 17. Undertakings.
(a) Pacific Mercantile Bancorp hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided , however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for the purpose of determining liability under the Securities Act to any purchaser:
(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b) Pacific Mercantile Bancorp hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Pacific Mercantile Bancorp’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 8th day of October 2015.

PACIFIC MERCANTILE BANCORP

By:	/s/ STEVEN K. BUSTER
Steven K. Buster, President and Chief Executive Officer

POWER OF ATTORNEY
We, the undersigned directors and officers of Pacific Mercantile Bancorp, do hereby constitute and appoint Steven K. Buster and Curt A. Christianssen, and each of them, individually, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents and, either of them, may deem necessary or advisable to enable Pacific Mercantile Bancorp to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN K. BUSTER	President, Chief Executive Officer and Director	October 8, 2015
Steven K. Buster	(Principal Executive Officer)

/s/ CURT CHRISTIANSSEN	Chief Financial Officer (Principal Financial Officer)	October 8, 2015
Curt Christianssen

/s/ NANCY GRAY	Chief Accounting Officer (Principal Accounting Officer)	October 8, 2015
Nancy Gray

/s/ EDWARD J. CARPENTER	Chairman of the Board of Directors	October 8, 2015
Edward J. Carpenter

/s/ ROMIR BOSU	Director	October 8, 2015
Romir Bosu

/s/ WARREN T. FINLEY	Director	October 8, 2015
Warren T. Finley

/s/ JOHN D. FLEMMING	Director	October 8, 2015
John D. Flemming

/s/ MICHAEL P. HOOPIS	Director	October 8, 2015
Michael P. Hoopis

/s/ DENIS KALSCHEUR	Director	October 8, 2015
Denis Kalscheur

/s/ DANIEL A. STRAUSS	Director	October 8, 2015
Daniel A. Strauss

/s/ JOHN THOMAS, M.D.	Director	October 8, 2015
John Thomas, M.D.

/s/ STEPHEN P. YOST	Director	October 8, 2015
Stephen P. Yost

EXHIBIT INDEX

Exhibit No.	Description
3.1	Articles of Incorporation of Pacific Mercantile Bancorp (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 28, 2000.)

3.2
Certificate of Amendment of Articles of Incorporation of Pacific Mercantile Bancorp (Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001.)

3.3	Certificate of Amendment of Articles of Incorporation of Pacific Mercantile Bancorp (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on February 1, 2012.)

3.4	Pacific Mercantile Bancorp Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 27, 2014.)

4.1	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on March 28, 2000.)

5.1	Opinion of O’Melveny & Myers LLP

23.1	Consent of McGladrey LLP

23.2	Consent of Squar Milner LLP

23.3	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages)